Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
China Security & Surveillance Technology, Inc.

We consent to the incorporation by reference in Registration Statements on Forms S-3 (Nos. 333-157292 and 333-164237) and on Forms S-8 (Nos. 333-140780 and 333-164812) of China Security & Surveillance Technology, Inc. and subsidiaries of our report dated February 28, 2011, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of China Security & Surveillance Technology, Inc. and subsidiaries, which appears on page F-2 of this annual report on Form 10-K for the year ended December 31, 2010.

/s/ GHP HORWATH, P.C.
Denver, Colorado
February 28, 2011